FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
APRIL 20, 2015	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2015 FIRST QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, APRIL 20, 2015 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2015.

Parke Bancorp reported net income available to common shareholders of $2.2 million, or $0.37 per common share and $0.31 per diluted common share, for the quarter ended March 31, 2015. This compares to net income of $2.0 million, or $0.34 per common share and $0.29 per diluted common share, for the quarter ended March 31, 2014, an increase in net income of 8.6%.

The following is a recap of significant items that impacted the first quarter of 2015 compared to the same quarter last year: a $236,000 increase in gain on sale of loans; a $101,000 increase in loan fees; the loss on sale of Other Real Estate Owned (“OREO”) was lower by $227,000; a $193,000 decrease in noninterest expense primarily attributable to lower OREO expenses, partially offset by higher compensation expenses; a $152,000 decrease in net interest income, primarily attributable to lower yield on loans, which was partially offset by higher loan volumes; and a $160,000 decrease in the provision for loan losses.

At March 31, 2015, Parke Bancorp's total assets increased to $853.6 million from $821.7 million at December 31, 2014, an increase of $31.9 million, or 3.9%, primarily due to an increase in investment securities and loans.

Parke Bancorp's total investment securities portfolio increased to $50.0 million at March 31, 2015 from $30.3 million at December 31, 2014, an increase of $19.7 million or 64.7%. During the quarter, the company purchased $20.7 million in mortgage-backed securities to bolster on-balance sheet liquidity to fund future growth. The purchase was funded with borrowings from the FHLB.

Parke Bancorp's total loans increased to $718.0 million at March 31, 2015 from $713.1 million at December 31, 2014, an increase of $4.9 million or 0.7%.

At March 31, 2015, Parke Bancorp had $21.9 million in nonperforming loans representing 3.1% of total loans, a decrease of $5.0 million or 18.4% from $26.9 million at December 31, 2014. OREO at March 31, 2015 was $22.5 million, compared to $20.9 million at December 31, 2014 an increase of 7.6%. OREO consisted of 23 properties, the largest being a condominium development in Absecon, NJ, recorded at $8.7 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 5.2% of total assets at March 31, 2015 as compared to 5.8% of total assets at December 31, 2014. Loans past due 30 to 89 days were $1.5 million at March 31, 2015, a decrease of $1.4 million or 47.1% from the previous quarter end.

At March 31, 2015, Parke Bancorp's allowance for loan losses was $16.2 million, as compared to $18.0 million at December 31, 2014. The ratio of allowance for loan losses to total loans was 2.3% at March 31, 2015 compared to 2.5% at December 31, 2014. The decrease is due to continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 73.8% at March 31, 2015, compared to 67.1%, at December 31, 2014.

At March 31, 2015, Parke Bancorp's total deposits were $658.8 million, up from $647.9 million at December 31, 2014, an increase of $10.9 million or 1.7%.

Parke Bancorp's total borrowings increased to $83.2 million at March 31, 2015 from $62.8 million at December 31, 2014, an increase of $20.4 million or 32.6% due to the additional borrowings used to fund the mortgage-backed securities purchases described above.

Total shareholders’ equity increased to $104.2 million at March 31, 2015 from $102.9 million at December 31, 2014, an increase of $1.3 million or 1.3%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“I am pleased to announce another strong quarter in terms of earnings and the continued success in reducing our nonperforming assets. During the quarter, nonaccrual loans were reduced by nearly $5 million. The marketing program has commenced for Absecon Gardens in Absecon, NJ (our largest OREO property), with initial interest being very strong. We are optimistic that this year we will see strong results from our expanded lending program that we put in place last year in the Philadelphia suburbs and Delaware markets.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance

Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31, 2015	December 31, 2014	% Change
	(in thousands)
Total Assets	$853,630	$821,706	3.9%
Cash and cash equivalents	39,783	36,238	9.8%
Investment securities	49,987	30,349	64.7%
Loans, net of unearned income	717,960	713,061	0.7%
Deposits	658,804	647,933	1.7%
Borrowings	83,210	62,755	32.6%
Total shareholders’ equity	104,199	102,905	1.3%

Operating Ratios
	Three Months Ended March 31,
	2015	2014
Return on average assets	1.23%	1.19%
Return on average common equity	10.57%	11.08%
Interest rate spread	4.08%	4.34%
Net interest margin	4.19%	4.53%
Efficiency ratio	46.69%	49.55%

Asset Quality Data
	March 31, 2015	December 31, 2014
	(in thousands)
Allowance for loan losses	$16,183	$18,043
Allowance for loan losses to total loans	2.25%	2.53%
Non-accrual loans	$21,934	$26,892
OREO	$22,516	$20,931

Statements of Income Data
	Three Months Ended March 31,
	2015	2014
	(in thousands)
Interest and dividend income	$9,400	$9,606
Interest expense	1,344	1,398
Net interest income	8,056	8,208
Provision for loan losses	840	1,000
Net interest income after provision for loan losses	7,216	7,208
Non-interest income	1,261	960
Non-interest expense	4,350	4,543
Income before income taxes	4,127	3,625
Provision for income taxes	1,521	1,162
Net income attributable to Company and noncontrolling (minority) interests	2,606	2,463
Net income attributable to noncontrolling (minority) interests	(106)	(137)
Net income attributable to Company	2,500	2,326
Preferred stock dividend and discount	(300)	(300)
Net income available to common shareholders	2,200	2,026

Basic income per common share	0.37	0.34
Diluted income per common share	0.31	0.29

Weighted shares - basic	6,010,792	5,988,742
Weighted shares - diluted	7,939,684	7,912,972